EXHIBIT 99
Ardent Health Announces $50 Million Share Repurchase
Program Authorization
BRENTWOOD, Tenn. (Nov. 18, 2025) – Ardent Health (NYSE: ARDT), a leading provider of healthcare in growing mid-sized urban communities across the U.S., today announced its Board of Directors has authorized a share repurchase program of up to $50 million.
“This authorization reflects our conviction in the fundamental strength of Ardent’s business and our ability to deliver sustained, long-term shareholder value,” said Marty Bonick, President and Chief Executive Officer. “With
a strong balance sheet and significant financial capacity, we are well positioned to act decisively when market conditions present attractive opportunities. The program enhances our flexibility to deploy capital in ways that align with our view of intrinsic value, while continuing to invest in strategic growth initiatives that advance our mission and expand our reach.”
The program will be funded from existing cash resources and does not impact Ardent’s ability to pursue strategic growth opportunities, including mergers and acquisitions, given its strong liquidity position with $609 million of cash and a lease-adjusted net leverage of 2.5x as of the end of Q3 2025.
About Ardent Health
Ardent Health (NYSE: ARDT) is a leading provider of healthcare in growing mid-sized urban communities across the U.S. With a focus on people and investments in innovative services and technologies, Ardent is passionate about making healthcare better and easier to access. Through its subsidiaries, the Company delivers care through a system of 30 acute care hospitals and approximately 280 sites of care with over 1,800 employed and affiliated providers across six states. For more information, please visit ardenthealth.com.
Investor Contact:
Dave Styblo, CFA
Investor.Relations@ardenthealth.com
(615) 296-3016
Media Contact:
Rebecca Kirkham
rebecca.kirkham@ardenthealth.com
(615) 296-3000